Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION
September 24, 2013

Palo Alto Networks, Inc.
3300 Olcott Street
Santa Clara, California 95054
Re: Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Palo Alto Networks, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 3,222,559 shares of its common stock, $0.0001 par value per share (“Common Stock”) reserved for issuance pursuant to the Palo Alto Networks, Inc. 2012 Equity Incentive Plan and 716,170 shares of Common Stock reserved for issuance pursuant to the Palo Alto Networks, Inc. 2012 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.